EXHIBIT 10.28

ASSIGNMENT AND ASSUMPTION OF LEASE

[Xpedite to ATS – Atlanta, GA]

     THIS ASSIGNMENT AND ASSUMPTION OF LEASE (this “Assignment”) is entered into as of the 20th day of October, 2010 (the “Effective Date”), by and between XPEDITE SYSTEMS, LLC, a Delaware limited liability company (“Assignor”), and AMERICAN TELECONFERENCING SERVICES, LTD., a Missouri corporation (“Assignee”).

W I T N E S S E T H :

     WHEREAS, Assignor is the tenant under certain leases (the “Leases”) which are more particularly described on Exhibit A attached hereto; and

     WHEREAS, Assignor desires to assign the Leases to Assignee, and Assignee desires to assume the Leases from Assignor, subject to the terms and conditions of this Assignment.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, Assignor and Assignee agree as follows:

     1. Assignment. Assignor hereby transfers and assigns to Assignee, effective as of the Effective Date, all of Assignor’s right, title and interest in and to, and obligations under, the Leases, including any security deposits. Assignor does hereby agree to indemnify and hold harmless Assignee from and against any and all claims or damages (including reasonable attorneys’ fees) incurred or suffered by Assignee resulting from any failure on the part of Assignor to discharge or perform any obligations or liabilities arising under the Leases prior to the Effective Date.

     2. Assumption. Assignee does hereby assume and accept the assignment of the Leases, and agrees to perform the obligations of Assignor under the Leases in accordance with the terms thereof, except any obligations or liabilities arising prior to the Effective Date. Assignee does hereby agree to indemnify and hold harmless Assignor from and against any and all claims or damages (including expenses and reasonable attorneys’ fees) incurred or suffered by Assignor resulting from any failure on the part of the Assignee to discharge or perform any obligations or liabilities arising under the Leases on or after the Effective Date.

     3. Miscellaneous. This Assignment shall be binding upon each party and their respective successors and assigns. This Assignment may be executed in one or more counterparts, each of which shall be deemed an original and all of which, taken together, shall be construed as a single instrument. Each party shall be authorized to accept, and may rely upon, an electronic transmission of this Assignment (e.g., by facsimile or e-mail) executed by the other party and such document shall be binding upon the executing party. As to each Lease, this Assignment shall be governed by and construed under the laws of the state in which the premises which are the subject of such Lease are located.

[Signatures on following page]

     IN WITNESS WHEREOF, Assignor and Assignee have executed this Assignment and Assumption of Lease as of the Effective Date.

ASSIGNOR:

XPEDITE SYSTEMS, LLC

By:	/s/ Scott Askins Leonard

Print name:	Scott Askins Leonard

Title:	SVP-Legal

ASSIGNEE:

AMERICAN TELECONFERENCING SERVICES, LTD.

By:	/s/ Scott Askins Leonard

Print name:	Scott Askins Leonard

Title:	SVP-Legal

Exhibit A to Assignment and Assumption of Lease

     Lease Agreement between 3280 Peachtree I LLC, as Landlord, and Xpedite Systems, LLC, dated October 28, 2005, as amended by First Amendment to Lease Agreement dated July 14, 2006, as amended by Second Amendment to Lease Agreement dated March 15, 2007, and as amended by Third Amendment to Lease Agreement dated June 3, 2008, for Suite 1000, 3280 Peachtree Road, Atlanta, Georgia 30327, containing approximately 23,684 rentable square feet on the 10th floor of the building.